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                                                                    EXHIBIT 99.1


         SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENTS

         You should consider the following factors in evaluating our business or an investment in our common stock. If any of the following or other risks actually occurs, our business, financial condition and results of operations could be adversely affected. In such case, the trading price of our common stock could decline.

         OUR OPERATING RESULTS ARE DIFFICULT TO PREDICT AND COULD CAUSE OUR STOCK PRICE TO FALL.

         Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. Our quarterly revenue is difficult to forecast for several reasons, including the following:

         - the varying sales cycle for our products and services from customer to customer;

         -        demand for our products;

         -        customers' budgeting and purchasing cycles;

         -        delays in our implementations at customer sites;

         - timing of hiring new services employees and the rate at which these employees become productive;

         -        development and performance of our distribution channels; and

         -        timing of any acquisitions and related costs.

         As a result of these and other factors, our license revenue is difficult to predict. Because our revenue from services is largely correlated to our license revenue, a decline in license revenue could also cause a decline in our services revenue in the same quarter or in subsequent quarters. In addition, an increase or decrease in hardware sales, which provide us with lower gross margins than sales of software licenses or services, may cause variations in our quarterly operating results.

         Most of our expenses, including employee compensation and rent, are relatively fixed. In addition, our expense levels are based, in part, on our expectations regarding future revenue increases. As a result, any shortfall in revenue in relation to our expectations could cause significant changes in our operating results from quarter to quarter and could result in quarterly losses. As a result of these factors, we believe that period-to-period comparisons of our revenue levels and operating results are not necessarily meaningful. Although we have grown significantly during the past six years, we do not believe that our prior growth rates are sustainable or a good indicator of future operating results. You should not rely on our historical quarterly revenue and operating results to predict our future performance.

    DELAYS IN IMPLEMENTATIONS OF OUR PRODUCTS COULD ADVERSELY IMPACT US.

         Due to the size and complexity of most of our software implementations, our implementation cycle can be lengthy and may result in delays. These delays could cause customer dissatisfaction, which could harm our reputation. Additional delays could result if we fail to attract, train and retain services personnel, or if our alliance companies fail to commit sufficient resources towards implementing our software. These delays and resulting customer dissatisfaction could harm our reputation and cause our revenue to decline.


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    OUR ABILITY TO SUCCESSFULLY COMPETE WITH OTHER COMPANIES MAY FAIL.

         We compete in markets that are intensely competitive and are expected to become more competitive as current competitors expand their product offerings and new competitors enter the market. Our current competitors come from many segments of the software industry and offer a variety of solutions directed at various aspects of the extended supply chain, as well as the enterprise as a whole. We face competition for product sales from:

         - the corporate information technology departments of current or potential customers capable of internally developing solutions;

         - supply chain execution vendors, including Catalyst International, Inc., RedPrairie Corporation, Optum, Inc., Provia Software, Inc., Highjump (3M) and SSA Global Technologies, Inc. among others;

         - ERP or SCM application vendors with products or modules of their product suite offering varying degrees of supply chain execution ("SCE") functionality, such as Retek, Inc., Manugistics Group, Inc., i2 Technologies, Oracle Corp. and SAP AG; and

         - smaller independent companies that have developed or are attempting to develop distribution center management software that competes with our SCE solutions.

         We may face competition in the future from ERP and SCM applications vendors and business application software vendors that may broaden their product offerings by internally developing or by acquiring or partnering with independent developers of supply chain execution software. To the extent such ERP and SCM vendors develop or acquire systems with functionality comparable or superior to our products, their significant installed customer bases, long-standing customer relationships and ability to offer a broad solution could provide a significant competitive advantage over our products. In addition, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share. Both Oracle and SAP have entered the market for SCM applications. We believe that the domain expertise required to compete provides us with a competitive advantage and is a significant barrier to market entry. However, some of our competitors have significant resources at their disposal, and the degree to which we will compete with these new products in the marketplace is still undetermined.

         Many of our competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than we do. In order to be successful in the future, we must continue to respond promptly and effectively to technological change and competitors' innovations. We cannot assure you that our current or potential competitors will not develop products comparable or superior in terms of price and performance features to those developed by us. In addition, we cannot assure you that we will not be required to make substantial additional investments in connection with our research, development, marketing, sales and customer service efforts in order to meet any competitive threat, or that we will be able to compete successfully in the future. Increased competition may result in reductions in market share, pressure for price reductions and related reductions in gross margins, any of which could materially and adversely affect our ability to achieve our financial and business goals. We cannot give assurance that in the future we will be able to successfully compete against current and future competitors.

    OUR PERFORMANCE MAY BE NEGATIVELY IMPACTED BY MACRO-ECONOMIC OR OTHER EXTERNAL INFLUENCES.

         Beginning in the fourth quarter of 2000, a declining United States economy began to adversely impact the performances of many businesses particularly within the technology sector. We are a technology company selling technology-based solutions with total pricing, including software and services, in many cases, exceeding $1.0 million. Reductions in the capital budgets of our customers and prospective


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customers could have an adverse impact on our ability to sell our solutions.
During 2003, we continued to experience effects from a weak spending environment for information technology in both the United States and Europe, in the form of delayed and cancelled buying decisions by customers for our software, services and hardware, deferrals by customers of service engagements previously scheduled and pressure by our customers and competitors to discount our offerings. We believe that prolonged continuation of or further deterioration in the current business climates, and the continued delay in capital spending within the United States and/or other geographic regions in which we operate, principally the United Kingdom and continental Europe, could have a material adverse impact on our business and our ability to compete, and is likely to further intensify our intensely competitive markets.

    OUR INTERNATIONAL OPERATIONS HAVE MANY ASSOCIATED RISKS.

         We continue to expand our international operations, and these efforts require significant management attention and financial resources. We may not be able to successfully penetrate international markets or if we do, there can be no assurance that we will grow these markets at the same rate as in North America. Because of the complex nature of this expansion, it may adversely affect our business and operating results.

         In 2002, we opened new offices in Germany, France, Australia, India and Japan. These openings constituted a substantial expansion of our international presence, which, prior to 2002, consisted principally of offices in the United Kingdom and the Netherlands. We have committed resources to the opening and integration of international sales offices and the expansion of international sales and support channels. Our efforts to develop and expand international sales and support channels may not be successful. International sales are subject to many risks, including the following:

         -        difficulties in staffing and managing foreign operations;

         -        difficulties in managing international systems integrators;

         - difficulties and expenses associated with complying with a variety of foreign laws;

         -        difficulties in producing localized versions of our products;

         -        import and export restrictions and tariffs;

         -        difficulties in collecting accounts receivable;

         -        unexpected changes in regulatory requirements;

         -        currency fluctuations; and

         -        political and economic instability abroad.


         Seasonal fluctuations may arise from the lower sales that typically occur during the summer months in Europe and other parts of the world. Additionally, our moves into other geographical markets may give rise to greater foreign currency exchange risk, in addition to further concentration of risk in Europe.

    OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON ONE LINE OF BUSINESS.

         We continue to derive a substantial portion of our revenues from sales of our software and related services and hardware. Any factor adversely affecting the markets for SCE solutions could have an adverse effect on our business, financial condition and results of operations. Accordingly, our future operating results will depend on the demand for our products and related services and hardware by our customers, including new and enhanced releases that we subsequently introduce. We cannot assure you that the


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market will continue to demand our current products or that we will be successful in marketing any new or enhanced products. If our competitors release new products that are superior to our products in performance or price, demand for our products may decline. A decline in demand for our products as a result of competition, technological change or other factors would reduce our total revenues and harm our ability to maintain profitability.

    OUR FAILURE TO MANAGE GROWTH OF OPERATIONS MAY ADVERSELY AFFECT US.

         We plan to continue to increase the scope of our operations domestically and internationally. This growth may place a significant strain on our management systems and resources. If we are unable to manage our growth effectively, our business, financial condition and results of operations will be adversely affected. We may further expand domestically or internationally through internal growth or through acquisitions of related companies and technologies. For us to effectively manage our growth, we must continue to:

         - maintain continuity in our executive officers;

         - improve our operational, financial and management controls;

         - improve our reporting systems and procedures;

         - enhance management and information control systems;

         - develop the management skills of our managers and supervisors; and

         - train and motivate our employees.

    OUR INABILITY TO ATTRACT, INTEGRATE AND RETAIN MANAGEMENT AND OTHER PERSONNEL MAY ADVERSELY AFFECT US.

         Our success greatly depends on the continued service of our executives, as well as our other key senior management, technical and sales personnel. We have recently entered into an employment agreement with Peter F. Sinisgalli, which provides for Mr. Sinisgalli to serve as our Chief Operating Officer beginning in April 2004 and to serve as our Chief Executive Officer beginning in July 2004. Our success will depend on the ability of any new executive officers, including Mr. Sinisgalli, to integrate themselves into our daily operations, to gain the trust and confidence of our other employees and to work together as a team. The loss of any of our senior management or other key professional services, research and development, sales and marketing personnel, particularly if lost to competitors, could impair our ability to grow our business. We do not maintain key man life insurance on any of our executive officers. Our future success will depend in large part upon our ability to attract, retain and motivate highly skilled employees. We face significant competition for individuals with the skills required to perform the services we offer. We cannot assure you that we will be able to attract and retain sufficient numbers of these highly skilled employees or to motivate them. Because of the complexity of the SCE market, we may experience a significant time lag between the date on which technical and sales personnel are hired and the time at which these persons become fully productive.

    FLUCTUATIONS IN OUR HARDWARE SALES MAY ADVERSELY AFFECT US.

         A portion of our revenue in any period is comprised of the resale of a variety of third-party hardware products to purchasers of our software. Our customers may choose to purchase this hardware directly from manufacturers or distributors of these products. We view sales of hardware as non-strategic. We perform this service to our customers seeking a single source for their supply chain execution needs. Hardware sales are difficult to forecast and fluctuate from quarter to quarter, leading to unusual comparisons of total revenue and fluctuations in profits. Revenue from hardware sales as a percentage of total revenue decreased in 2001, 2002 and 2003, and may continue to decrease in the future. If we are not


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able to increase our revenue from software licenses and services or maintain our hardware revenue, our profitability may be adversely affected.

    OUR EMPLOYEE RETENTION AND HIRING MAY BE HINDERED BY IMMIGRATION
RESTRICTIONS.

         A number of our employees are Indian nationals employed pursuant to non-immigrant work-permitted visas issued by the United States Immigration and Naturalization Service, or INS. There have been many changes within the INS as a result of the events of September 11, 2001. We anticipate that there will be additional restrictions placed on non-immigrant work-permitted visas, and we do not know how such changes may affect us. In 2003, the INS reduced the number of new non-immigrant work-permitted visas that will be issued each year. In years in which this limit is reached, we may be unable to retain or hire additional foreign employees. If we are unable to retain or hire additional foreign employees, we may incur additional labor costs and expenses or not have sufficient qualified personnel to carry on our business, which could harm our ability to successfully continue and grow our business.

    OUR BUSINESS AND OUR PROFITABILITY MAY BE ADVERSELY AFFECTED IF WE CANNOT INTEGRATE ACQUIRED COMPANIES.

         We acquired Intrepa, L.L.C. in October 2000, Logistics.com, Inc. in December 2002, ReturnCentral, Inc. in June 2003, Streamsoft, L.L.C. in October 2003 and Avere, Inc. in January 2004. We may from time to time acquire companies with complementary products and services. These acquisitions will continue to expose us to increased risks and costs, including the following:

         -        difficulties in assimilating new operations and personnel;

         - diverting financial and management resources from existing operations; and

         -        difficulties in integrating acquired technologies.

         We may not be able to generate sufficient revenue from any of these acquisitions to offset the associated acquisition costs. We will also be required to maintain uniform standards of quality and service, controls, procedures and policies. Our failure to achieve any of these standards may hurt relationships with customers, employees and new management personnel. In addition, future acquisitions may result in additional issuances of stock that could be dilutive to our shareholders.

         We may also evaluate joint venture relationships with complementary businesses. Any joint venture we enter into would involve many of the same risks posed by acquisitions, particularly the following:

         -        risks associated with the diversion of resources;

         -        the inability to generate sufficient revenue;

         -        the management of relationships with third parties; and

         -        potential additional expenses.

         Many acquisition candidates have significant intangible assets, and an acquisition of these businesses would likely result in significant amounts of goodwill and other intangible assets. Under new accounting rules, goodwill and certain other intangible assets will no longer be amortized to income, but will be subject to at least annual impairment reviews. If the acquisitions do not perform as planned, future charges to income arising from such impairment reviews could be significant. Likewise, future quarterly and annual earnings could be significantly adversely affected. In addition, these acquisitions could involve acquisition-related charges, such as one-time acquired research and development charges. During the third


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quarter of 2003, we recorded expenses of $885,000 relating to fees incurred in connection with two potential acquisitions that we decided not to consummate.

    OUR GROWTH IS DEPENDENT UPON THE SUCCESSFUL DEVELOPMENT OF OUR DIRECT AND INDIRECT SALES CHANNELS.

         We believe that our future growth also will depend on developing and maintaining successful strategic relationships with systems integrators and other technology companies. Our strategy is to continue to increase the proportion of customers served through these indirect channels. We are currently investing, and plan to continue to invest, significant resources to develop these indirect channels. This investment could adversely affect our operating results if these efforts do not generate license and service revenue necessary to offset this investment. Also, our inability to partner with other technology companies and qualified systems integrators could adversely affect our results of operations. Because lower unit prices are typically charged on sales made through indirect channels, increased indirect sales could reduce our average selling prices and result in lower gross margins. In addition, sales of our products through indirect channels will reduce our consulting service revenues, as the third-party systems integrators provide these services. As indirect sales increase, our direct contact with our customer base will decrease, and we may have more difficulty accurately forecasting sales, evaluating customer satisfaction and recognizing emerging customer requirements. In addition, these systems integrators and third-party software providers may develop, acquire or market products competitive with our products.

         Our strategy of marketing our products directly to customers and indirectly through systems integrators and other technology companies may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different systems integrators target the same customers, systems integrators may also come into conflict with each other. Any channel conflicts that develop may have a material adverse effect on our relationships with systems integrators or harm our ability to attract new systems integrators.

    OUR TECHNOLOGY MUST BE ADVANCED IF WE ARE TO REMAIN COMPETITIVE.

         The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. Our existing products could be rendered obsolete if we fail to continue to advance our technology. We have also found that the technological life cycles of our products are difficult to estimate, partially because of changing demands of other participants in the supply chain. We believe that our future success will depend upon our ability to continue to enhance our current product line while we concurrently develop and introduce new products that keep pace with competitive and technological developments. These developments require us to continue to make substantial product development investments. Although we are presently developing a number of product enhancements to our product sets, we cannot assure you that these enhancements will be completed on a timely basis or gain customer acceptance.

    OUR LIABILITY TO CLIENTS MAY BE SUBSTANTIAL IF OUR SYSTEMS FAIL.

         Our products are often critical to the operations of our customers' businesses and provide benefits that may be difficult to quantify. If our products fail to function as required, we may be subject to claims for substantial damages. Courts may not enforce provisions in our contracts that would limit our liability or otherwise protect us from liability for damages. Although we maintain general liability insurance coverage, including coverage for errors or omissions, this coverage may not continue to be available on reasonable terms or in sufficient amounts to cover claims against us. In addition, our insurer may disclaim coverage as to any future claim. If claims exceeding the available insurance coverage are successfully asserted against us, or our insurer imposes premium increases, large deductibles or co-insurance requirements on us, our business and results of operations could be adversely affected.


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    OUR SOFTWARE MAY CONTAIN UNDETECTED ERRORS OR "BUGS," RESULTING IN HARM TO
OUR REPUTATION AND OPERATING RESULTS.

         Software products as complex as those offered by us might contain undetected errors or failures when first introduced or when new versions are released. We cannot assure you, despite testing by us and by current and prospective customers, that errors will not be found in new products or product enhancements after commercial release. Any errors found may cause substantial harm to our reputation and result in additional unplanned expenses to remedy any defects as well as a loss in revenue.

    OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS MAY ADVERSELY AFFECT US.

         Our success and ability to compete is dependent in part upon our proprietary technology. We cannot assure you that we will be able to protect our proprietary rights against unauthorized third-party copying or use. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. Despite our efforts to protect our proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of certain foreign countries do not protect our rights to the same extent, as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Any infringement of our proprietary rights could negatively impact our future operating results. Furthermore, policing the unauthorized use of our products is difficult, and litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and could negatively impact our future operating results.

    OUR LIABILITY FOR INTELLECTUAL PROPERTY CLAIMS CAN BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

         It is possible that third parties will claim that we have infringed their current or future products. We expect that SCE software developers like us will increasingly be subject to infringement claims as the number of products grows. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could negatively impact our operating results. We cannot assure you that these royalty or licensing agreements, if required, would be available on terms acceptable to us, if at all. We cannot assure you that legal action claiming patent infringement will not be commenced against us, or that we would prevail in litigation given the complex technical issues and inherent uncertainties in patent litigation. If a patent claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, we may be prevented from distributing our software or required to incur significant expense and delay in developing non-infringing software.

    OUR BUSINESS MAY REQUIRE ADDITIONAL CAPITAL.

         We may require additional capital to finance our growth or to fund acquisitions or investments in complementary businesses, technologies or product lines. Our capital requirements will depend on many factors, including:

         -        demand for our products;

         -        the timing of and extent to which we invest in new technology;

         -        the level and timing of revenue;

         -        the expenses of sales and marketing
                  and new product development;

         - the success and related expense of increasing our brand awareness;


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         -        the extent to which competitors are successful in developing new products and increasing their market share; and

         - the costs involved in maintaining and enforcing intellectual property rights.

         To the extent that our resources are insufficient to fund our future activities, we may need to raise additional funds through public or private financing. However, additional funding, if needed, may not be available on terms attractive to us, or at all. Our inability to raise capital when needed could have a material adverse effect on our business, operating results and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our company by our current shareholders would be diluted.

    OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE.

         The trading price of our common stock has fluctuated significantly since our initial public offering in April 1998. In addition, the trading price of our common stock could be subject to wide fluctuations in response to various factors, including:

         -        quarterly variations in operating results;

         - announcements of technological innovations or new products by us or our competitors;

         -        developments with respect to patents or proprietary rights;
                  and

         -        changes in financial estimates by securities analysts.

         In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many technology companies and that often has been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

    OUR ARTICLES OF INCORPORATION AND BYLAWS AND GEORGIA LAW MAY INHIBIT A TAKEOVER OF OUR COMPANY.

         Our basic corporate documents and Georgia law contain provisions that might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. The existence of these provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.



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